Exhibit 10.03

EPC-IBP 16, LLC
1722 Routh Street, Suite 1313
Dallas, Texas 75201

June 17, 2013

ReachLocal, Inc.
21700 Oxnard Street, Suite 1600
Woodland Hills, CA 91367
Attn: Adam F. Wergeles, General Counsel

Re:	Lease Agreement dated June 17, 2013 (the “IBP XVI Lease”), between EPC-IBP 16, LLC, a Texas limited liability company (“Landlord”), and ReachLocal, Inc., a Delaware corporation (“Tenant”)

Gentlemen:

This letter confirms our agreement with regard to possible future holdover penalties incurred by Tenant under its existing leases with certain affiliates of Landlord. As used herein, the term “Existing Leases” refers to (a) that Lease Agreement dated June 2, 2006 between CB Parkway Business Center, Ltd., as Landlord’s predecessor-in-interest, and Tenant for office space in the building commonly known as 6400 International Parkway, Plano, Texas, as amended to date, and (b) that Lease Agreement dated February 2, 2010 between Landlord and Tenant for office space in the building commonly known as 6504 International Parkway, Plano, Texas, as amended to date. For clarification purposes, the term Existing Leases shall include that certain Consolidated Amendment to Lease Agreements dated of even date herewith by and between certain affiliates of Landlord and Tenant (the “Consolidated Lease Amendment”).

Landlord agrees to reimburse Tenant’s actual Holdover Damages (defined herein) incurred and paid under the Existing Leases day-for-day for each day of the following (without duplication), to the extent such cause Holdover Damages: (a) each Landlord Delay Day (as defined in the IBP XVI Lease), or (b) each day of force majeure delay in Landlord’s Work (as identified in Landlord’s written notice of such force majeure delay, as required by the IBP XVI Lease). As used herein, the term “Holdover Damages” means the additional Basic Rental paid by Tenant to the landlords under the Existing Leases, to the extent such Basic Rental exceeds the Basic Rental in effect immediately prior to the holdover. Landlord shall reimburse Tenant for such Holdover Damages within ten business days after Landlord’s receipt of Tenant’s written request therefor along with reasonable documentation evidencing such Holdover Damages.

This letter further confirms our agreement that Landlord will make monthly payments to Tenant in the sum of $23,725.05 beginning February 1, 2014 and continuing on the first day of each month thereafter through (and including) July 1, 2014. The terms of this paragraph are intended to replace and supersede that letter agreement dated November 30, 2012 between Billingsley Property Services, Inc. and ReachLocal, Inc.; such letter agreement is null and void.

The IBP XVI Lease is expressly contingent upon the City of Plano adopting a resolution at the City Council meeting scheduled for June 24, 2013 approving the Tax Abatement Agreement and Economic Development Incentive Agreement (collectively, the “Incentive Agreements”) substantially in forms previously approved by Landlord and Tenant. If the condition described in the preceding sentence is not satisfied, then Tenant may terminate the IBP XVI Lease by delivering written termination notice to Landlord on or before 5:00pm, Dallas, Texas time on June 25, 2013, whereupon neither Landlord nor Tenant shall have any further liability under the IBP XVI Lease or this letter. If Tenant fails to timely deliver a termination notice pursuant to the preceding sentence, then Tenant shall have no further right to terminate the IBP XVI Lease pursuant to this paragraph. Notice of termination by Tenant pursuant to this paragraph shall be delivered in the manner prescribed in the IBP XVI Lease.

If this accurately reflects our agreement, please countersign in the space below.

EPC-IBP 16, LLC,
a Texas limited liability company
By:	EPC Exchange Corporation,
a Washington corporation, its Sole Member

	By:	/s/ Kenneth D. Mabry
	Name:	Kenneth D. Mabry
	Title:	Manager

AGREED:

REACHLOCAL, INC., a Delaware corporation

By:	/s/ Ross G. Landsbaum
Name:	Ross G. Landsbaum
Title:	CFO